Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Greenhill & Co., Inc. Amended 2019 Equity Incentive Plan of our reports dated February 28, 2022, with respect to the consolidated financial statements of Greenhill & Co., Inc. and the effectiveness of internal control over financial reporting of Greenhill & Co., Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 3, 2022